Exhibit 99.1

ARES MANAGEMENT CORPORATION REPORTS FIRST QUARTER 2020 RESULTS

LOS ANGELES--Ares Management Corporation (NYSE:ARES) today reported its financial results for its first quarter ended March 31, 2020.

GAAP net loss attributable to Ares Management Corporation was $31.0 million for the quarter ended March 31, 2020. On a basic and diluted basis, net loss attributable to Ares Management Corporation per share of Class A common stock was $0.33 for the quarter ended March 31, 2020.

After-tax realized income, net of Series A preferred stock dividends, was $118.8 million for the quarter ended March 31, 2020. After-tax realized income per share of Class A common stock, net of Series A preferred stock dividends, was $0.45 for the quarter ended March 31, 2020. Fee related earnings were $93.1 million for the quarter ended March 31, 2020.

“The unprecedented market volatility and disruption caused by the COVID-19 pandemic has tested us all during these challenging times, but we are very proud to say that our entire workforce at Ares has responded well and is operating highly effectively,” said Michael Arougheti, Chief Executive Officer and President of Ares. “Despite the economic disruption, we generated another record level of fee related earnings with growth of 31% versus the prior year period and our fee paying AUM exceeded $100 billion for the first time. We believe our results reflect our resilient, management fee centric business model that is well-suited for navigating volatility.”

“We are off to a strong start this year and believe we are well positioned to continue growing our fee related earnings by 15% or more annually as we execute on a strong fundraising cycle and seek to make attractive, value-oriented investments from our long dated assets under management,” said Michael McFerran, Chief Operating Officer and Chief Financial Officer of Ares. “As we have demonstrated in the past, we have historically grown during past periods of volatility and believe we are well positioned with our flexible strategies and significant available capital of more than $33 billion.”

Common Dividend

Ares declared a quarterly dividend of $0.40 per share of its Class A common stock, payable on June 30, 2020 to its Class A common stockholders of record at the close of business on June 16, 2020.

Preferred Dividend

Ares declared a quarterly dividend of $0.4375 per share of its Series A preferred stock with a payment date of June 30, 2020 to its Series A preferred stockholders of record as of the close of business on June 15, 2020.

Additional Information

Ares issued a full detailed presentation of its first quarter 2020 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled "First Quarter 2020 Earnings Presentation."

Conference Call and Webcast Information

Ares will host a conference call on May 6, 2020 at 12:00 p.m. ET to discuss first quarter results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 7698712 followed by the # sign and reference “Ares Management Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through June 12, 2020 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10140271. An archived replay will also be available through June 12, 2020 on a webcast link located on the Home page of the Investor Resources section of our website.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager operating three integrated businesses across Credit, Private Equity and Real Estate. Ares Management’s investment groups collaborate to deliver innovative investment solutions and consistent and attractive investment returns for fund investors throughout market cycles. Ares Management's global platform had $149 billion of assets under management as of March 31, 2020 with more than 1,200 employees in over 20 offices in more than 10 countries. Please visit www.aresmgmt.com for additional information.

Forward-Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic's impact on the U.S. and global economy, as well as those described from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Ares Management Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Veronica Mayer	Cameron Rudd
cdrake@aresmgmt.com	vmendiola@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597	(800) 340-6597	(800) 340-6597

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